Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

- Increases Net Sales 7% and Net Income 31% Compared to the Second Quarter of 2013 -
SANTA ANA, CA – August 7, 2014 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three and six months ended June 30, 2014.
Paul Arling, UEI's Chairman and CEO, stated: “Our strong performance in 2014 continued in the second quarter as we expanded our share of the global wireless control technology market. Supported by ongoing strength in our core business and traction in the smart device channel, we grew net sales 7% while yielding a 31% increase in the bottom line. In the past 27 years, we have established the most widely deployed and world-renowned device code database making UEI the global leader in the wireless control technology market. This competitive advantage, along with our continued focus on delivering innovative, next-generation solutions, has proven successful as we grew at a compound annual growth rate of 15% for both sales and earnings over the last decade and we just recorded our 66th consecutive quarter of profitability. We believe now more than ever that we are well positioned to continue expanding our footprint in the high-growth markets we serve.”
Adjusted Pro Forma Financial Results for the Three Months Ended June 30: 2014 Compared to 2013

•	Net sales were $146.3 million, compared to $136.1 million.

•	Business Category revenue was $132.7 million, compared to $124.2 million. The Business Category contributed 90.7% of total net sales, compared to 91.3%.

•	Consumer Category revenue was $13.6 million, compared to $11.9 million. The Consumer Category contributed 9.3% of total net sales, compared to 8.7%.

•	Gross margins were 29.9%, compared to 28.0%.

•	Operating expenses were $29.3 million, compared to $25.6 million.

•	Operating income was $14.5 million, compared to $12.5 million.

•	Net income was $10.6 million, or $0.66 per diluted share, compared to $8.1 million, or $0.53 per diluted share.

•	At June 30, 2014, cash and cash equivalents was $87.6 million.
Adjusted Pro Forma Financial Results for the Six Months Ended June 30: 2014 Compared to 2013

•	Net sales were $276.2 million, compared to $250.8 million.

•	Gross margins were 29.2%, compared to 28.3%.

•	Operating expenses were $57.3 million, compared to $52.1 million.

•	Operating income was $23.2 million, compared to $18.9 million.

•	Net income was $17.0 million, or $1.05 per diluted share, compared to $12.9 million, or $0.84 per diluted share.
Financial Outlook
For the third quarter of 2014, the company expects net sales to range between $149.0 million and $157.0 million, compared to $142.4 million in the third quarter of 2013. Adjusted pro forma earnings per diluted share for the third quarter of 2014 are expected to range from $0.70 to $0.80, compared to adjusted pro forma earnings per diluted share of $0.68 in the third quarter of 2013, which has been adjusted to reflect the exclusion of stock-based compensation expense.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, August 7, 2014 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its second quarter 2014 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-843-0414 and for international calls dial 315-625-3071 approximately 10 minutes prior to the start of the conference. The conference ID is 75517052. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 75517052.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company's performance that are not required by, and are not presented in accordance with GAAP. The Non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions. Non-GAAP operating expenses are defined as operating expenses excluding amortization of intangibles acquired, employee related restructuring costs and stock-based compensation expense. Non-GAAP net income is defined as net income from operations excluding the aforementioned items and the related tax effects as well as additional reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited. A reconciliation of Non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the company due to the continued strength across its entire business and expansion of its share of the markets it serves, including its core business and smart device channel (such as smartphones, tablets, smart TVs, IPTV devices, game consoles, smartwatches and over-the-top-services); the continued innovation of next-generation solutions that are accepted by its customers and end users; the continued acceptance by its customers of its device code database; and the other factors described in the company's filings with the U.S. Securities and Exchange Commission. The actual results the company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
– Tables Follow –

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$87,642	$76,174
Accounts receivable, net	107,508	95,408
Inventories, net	88,776	96,309
Prepaid expenses and other current assets	4,290	4,395
Income tax receivable	6	13
Deferred income taxes	6,156	6,167
Total current assets	294,378	278,466
Property, plant, and equipment, net	75,353	75,570
Goodwill	30,995	31,000
Intangible assets, net	25,576	26,963
Deferred income taxes	5,467	6,455
Other assets	5,222	5,279
Total assets	$436,991	$423,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,859	$58,498
Line of credit	—	—
Accrued compensation	34,727	38,317
Accrued sales discounts, rebates and royalties	7,631	8,539
Accrued income taxes	1,115	3,032
Deferred income taxes	305	303
Other accrued expenses	13,227	11,229
Total current liabilities	126,864	119,918
Long-term liabilities:
Deferred income taxes	10,004	9,887
Income tax payable	606	606
Other long-term liabilities	1,998	2,052
Total liabilities	139,472	132,463
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 22,648,822 and 22,344,121 shares issued on June 30, 2014 and December 31, 2013, respectively	227	223
Paid-in capital	208,906	199,513
Accumulated other comprehensive income (loss)	1,138	2,982
Retained earnings	206,293	193,532
	416,564	396,250
Less cost of common stock in treasury, 6,974,030 and 6,639,497 shares on June 30, 2014 and December 31, 2013, respectively	(119,045)	(104,980)
Total stockholders’ equity	297,519	291,270
Total liabilities and stockholders’ equity	$436,991	$423,733

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$146,315	$136,109	$276,160	$250,831
Cost of sales	102,757	98,273	196,056	180,446
Gross profit	43,558	37,836	80,104	70,385
Research and development expenses	4,119	4,040	8,396	8,281
Selling, general and administrative expenses	27,765	23,820	54,044	48,233
Operating income	11,674	9,976	17,664	13,871
Interest income (expense), net	(71)	4	(87)	13
Other income (expense), net	(334)	(1,630)	(683)	(2,180)
Income before provision for income taxes	11,269	8,350	16,894	11,704
Provision for income taxes	2,781	2,509	4,133	2,917
Net income	$8,488	$5,841	$12,761	$8,787
Earnings per share:
Basic	$0.54	$0.39	$0.81	$0.58
Diluted	$0.53	$0.38	$0.79	$0.57
Shares used in computing earnings per share:
Basic	15,784	15,098	15,785	15,032
Diluted	16,141	15,419	16,151	15,322

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash provided by operating activities:
Net income	$12,761	$8,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,849	8,788
Provision for doubtful accounts	69	48
Provision for inventory write-downs	1,550	1,130
Deferred income taxes	901	(111)
Tax benefit from exercise of stock options and vested restricted stock	1,154	399
Excess tax benefit from stock-based compensation	(1,142)	(366)
Shares issued for employee benefit plan	537	446
Stock-based compensation	3,251	2,561
Changes in operating assets and liabilities:
Accounts receivable	(12,856)	638
Inventories	5,095	(16,996)
Prepaid expenses and other assets	134	143
Accounts payable and accrued expenses	10,382	2,647
Accrued income taxes	(1,894)	(168)
Net cash provided by operating activities	28,791	7,946
Cash used for investing activities:
Acquisition of property, plant, and equipment	(7,714)	(4,655)
Acquisition of intangible assets	(663)	(654)
Net cash used for investing activities	(8,377)	(5,309)
Cash provided by (used for) financing activities:
Issuance of debt	—	19,500
Payment of debt	—	(19,500)
Proceeds from stock options exercised	4,665	3,946
Treasury stock purchased	(14,275)	(2,435)
Excess tax benefit from stock-based compensation	1,142	366
Net cash provided by (used for) financing activities	(8,468)	1,877
Effect of exchange rate changes on cash	(478)	638
Net increase (decrease) in cash and cash equivalents	11,468	5,152
Cash and cash equivalents at beginning of year	76,174	44,593
Cash and cash equivalents at end of period	$87,642	$49,745

Supplemental Cash Flow Information:
Income taxes paid	$3,182	$2,420
Interest paid	$—	$43

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands, except share-related data)
(Unaudited)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$146,315	$—	$146,315	$136,109	$—	$136,109
Cost of sales (1)	102,757	(236)	102,521	98,273	(277)	97,996
Gross profit	43,558	236	43,794	37,836	277	38,113
Research and development expenses (2)	4,119	(100)	4,019	4,040	(55)	3,985
Selling, general and administrative expenses (3)	27,765	(2,441)	25,324	23,820	(2,211)	21,609
Operating income	11,674	2,777	14,451	9,976	2,543	12,519
Interest income (expense), net	(71)	—	(71)	4	—	4
Other income (expense), net	(334)	—	(334)	(1,630)	—	(1,630)
Income before provision for income taxes	11,269	2,777	14,046	8,350	2,543	10,893
Provision for income taxes (4)	2,781	670	3,451	2,509	271	2,780
Net income	$8,488	$2,107	$10,595	$5,841	$2,272	$8,113
Earnings per share diluted	$0.53	$0.13	$0.66	$0.38	$0.15	$0.53

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$276,160	$—	$276,160	$250,831	$—	$250,831
Cost of sales (5)	196,056	(471)	195,585	180,446	(554)	179,892
Gross profit	80,104	471	80,575	70,385	554	70,939
Research and development expenses (6)	8,396	(201)	8,195	8,281	(112)	8,169
Selling, general and administrative expenses (7)	54,044	(4,902)	49,142	48,233	(4,336)	43,897
Operating income	17,664	5,574	23,238	13,871	5,002	18,873
Interest income (expense), net	(87)	—	(87)	13	—	13
Other income (expense), net	(683)	—	(683)	(2,180)	—	(2,180)
Income before provision for income taxes	16,894	5,574	22,468	11,704	5,002	16,706
Provision for income taxes (8)	4,133	1,346	5,479	2,917	842	3,759
Net income	$12,761	$4,228	$16,989	$8,787	$4,160	$12,947
Earnings per share diluted	$0.79	$0.26	$1.05	$0.57	$0.27	$0.84

(1)
To reflect depreciation expense of $0.2 million and $0.3 million for the three months ended June 30, 2014 and 2013, respectively, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(2)	To reflect stock-based compensation expense for the three months ended June 30, 2014 and 2013.

(3)
To reflect amortization expense of $0.7 million for each of the three months ended June 30, 2014 and 2013 related to intangible assets acquired as part of acquisitions. In addition, to reflect stock-based compensation expense of $1.5 million and $1.2 million for the three months ended June 30, 2014 and 2013, respectively. Also, to reflect other employee related restructuring costs of $0.2 million for each of the three months ended June 30, 2014 and 2013.

(4)
To reflect the tax effect of the adjustments. In addition, the three months ended June 30, 2013 also includes $0.4 million of additional tax reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited.

(5)
To reflect depreciation expense of $0.5 million and $0.6 million for the six months ended June 30, 2014 and 2013, respectively, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(6)	To reflect stock-based compensation expense for the six months ended June 30, 2014 and 2013.

(7)
To reflect amortization expense of $1.5 million for each of the six months ended June 30, 2014 and 2013 related to intangible assets acquired as part of acquisitions. In addition, to reflect stock-based compensation expense of $3.0 million and $2.4 million for the six months ended June 30, 2014 and 2013, respectively. Also, to reflect other employee related restructuring costs of $0.4 million for each of the six months ended June 30, 2014 and 2013.

(8)
To reflect the tax effect of the adjustments. In addition, the six months ended June 30, 2013 also includes $0.4 million of additional tax reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited.